Exhibit 5

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4528 t 404 815 6500 f 404 815 6555

April 16, 2012

United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512

Ladies and Gentlemen:

We have acted as counsel to United Community Banks, Inc., a Georgia corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, related to the potential resale from time to time by certain securityholders of the Company (the “Selling Securityholders”) of the following securities of the Company: (i) 180,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share (the “Series B Preferred Stock”); (ii) a Warrant dated December 5, 2008 (the “Warrant”) to purchase up to 219,908.4 shares of common stock, par value $1.00 per share (the “Common Stock”) at an exercise price of $61.39 per share; and (iii) 219,908.4 shares of the Common Stock underlying the Warrant (the “Warrant Shares”; and together with the Series B Preferred Stock and the Warrant, the “Securities”).  The Securities were issued pursuant to a Letter Agreement, dated December 5, 2008 (including the schedules thereto, the “Letter Agreement”), and the related Securities Purchase Agreement – Standard Terms (the “Standard Terms”; together with the Letter Agreement, the “Purchase Agreement”), between the Company and the United States Department of the Treasury.

In such capacity, we have examined the originals, or duplicates or conformed copies, of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments we have deemed relevant and necessary for purposes of the opinions hereinafter set forth.  In addition, we have examined the Registration Statement and have made such other investigation of law and fact as we have deemed necessary in order to enable us to render this opinion.

With respect to matters of fact, we have relied upon information provided to us by the Company with no further investigation. With respect to all examined documents, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) have become effective and will continue to be effective at the time of the resale of any Securities; (ii) if necessary, a prospectus supplement will have been prepared and filed with the Commission describing any Securities offered thereby or any Selling Securityholders; (iii) all Securities will be sold in the manner stated in the Registration Statement and, if necessary, the applicable prospectus supplement; and (iv) at the time of the offering, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities.

ATLANTA  AUGUSTA  CHARLOTTE  DENVER  DUBAI  NEW YORK  OAKLAND  RALEIGH  SAN DIEGO  SAN FRANCISCO  SEATTLE  SILICON VALLEY  STOCKHOLM  TAIPEI  TOKYO  WALNUT CREEK  WASHINGTON, DC  WINSTON-SALEM

United Community Banks, Inc.
April 16, 2012

Based on and subject to the foregoing, it is our opinion that (i) the Series B Preferred Stock and the Warrant and, upon exercise in accordance with the Warrant, the Warrant Shares, to be sold by the Selling Securityholders, have been duly authorized by appropriate corporate actions and approved by the Board of Directors; (ii) the Series B Preferred Stock and the Warrant and, upon exercise in accordance with the Warrant, the Warrant Shares, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable; and (iii) the Warrant constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

The opinions provided above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors (including, without limitation, the effect of statutory or other laws regarding preferential transferees); and (ii) the effect of general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought.

The opinions set forth herein are limited to the laws of the State of Georgia and any federal laws of the United States of America, and we do not express any opinion herein concerning any other law.  This opinion letter is provided solely in connection with the offer and sale of the Securities by the Selling Securityholders and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the “Legal Matters” section of the prospectuses constituting a part of the Registration Statement.
.

Sincerely,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ James W. Stevens
James W. Stevens, a Partner